Exhibit 99.1
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
RECORD FISCAL 2010 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
Financial and Operational Highlights
•	Enrollment by headcount increased 35% year-over-year to approximately 8,800 students as of May 31, 2010

•
The Company’s FY 2010 fourth quarter total revenue increased 38.8% to $25.5 million with the Company’s academic segment’s FY 2010 fourth quarter total revenue increasing 39.0% to $25.0 million; and FY 2010 revenue for the Company increased 43.5% to $89.8 million with the academic segment’s FY 2010 revenue increasing 44.4% to $87.9 million

•
FY 2010 fourth quarter income before non-controlling interest and taxes for the Company increased 87.9% to $3.3 million with the academic segment increasing 105.5% to $3.5 million; and FY 2010 income before non-controlling interest and taxes for the Company increased 236.9% to $16.5 million with the academic segment increasing 217.7% to $17.3 million

•	Completed registered offering of 8,050,000 shares of its Common Stock at $7.50 per share in June 2010

•
FY 2010 fourth quarter EBITDA increased 26.4% to $4.0 million; and FY 2010 EBITDA increased 150.1% to $19.2 million. FY 2010 year end EBITDA included $5.0 million in one-time expenses as a result of the Company’s reverse merger and common stock offering

•	Balance sheet at May 31, 2010 includes cash and cash equivalents and investments of $19.8 million; working capital of $4.4 million; no long-term debt; and stockholders’ equity of $21.4 million
Rapid City, South Dakota, August 16, 2010 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which operates National American University (“NAU”), a regionally accredited, for-profit, multi-campus institution of higher learning offering Associate, Bachelor’s and Master’s degree programs in allied health and business-related disciplines, today reported its unaudited financial results for the fourth quarter and its audited year ended May 31, 2010 financial results.
National American University Holdings, Inc. operates in two business segments: the NAU academic segment, which consists of the undergraduate and graduate education programs and contributes the primary portion of the Company’s sales and profits; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income.
Ronald L. Shape, Ed.D., Chief Executive Officer of National American University Holdings, Inc., commented, “Fiscal 2010 was an eventful year for our Company, as we completed our merger with Camden Learning Corporation and became publicly-traded, listed on the Nasdaq Global Market, and completed a $60.4 million common stock offering that simplified our capital structure and added liquidity for prospective investors. NAU’s enrollment for the spring term grew 35% over the same term last year, and this recent trend of higher enrollment has directly led to record revenues in each of the past several years. We have a highly efficient operating structure, and expect to continue executing on our plan to open new hybrid online / on-campus learning centers throughout 2010.”
Dr. Shape continued, “We expect to continue expanding in existing markets as well into new markets through the opening of new service locations. These centers will serve as on-ground locations where students interested in enrolling in NAU’s growing distance learning program can still meet face-to-face with staff to assist them with their decision. NAU feels that this model drives online enrollment among nontraditional students desiring the flexibility of online degree programs, while providing an expanded “traditional” presence for NAU in under served portions of major markets.”

Student Enrollment
Total student head count for the spring term of 2010 increased 35% to 8,800 students, up from 6,500 in the 2009 spring term. Students enrolled in 78,700 credit hours compared to 59,100 credit hours in the spring term of last year. Both the total students and credit hours were the highest recorded in NAU’s history. NAU believes that the primary reason for this enrollment increase is the success of its education centers and the expansion of on-campus programs to new markets. The average age of the Company’s students was approximately 33 years, with a large majority focused on undergraduate studies.
The following is a summary of NAU’s student enrollment at May 31, 2010 and May 31, 2009 by degree type and by instructional delivery method:

	May 31, 2010		May 31, 2009
	No. of	% of	No. of	% of
	Students	Total	Students	Total
Graduate	335	3.8%	255	3.9%

Undergraduate	8,423	96.2%	6,224	96.1%

Total	8,758	100.0%	6,479	100.0%

	May 31, 2010		May 31, 2009
	No. of	% of	No. of	% of
	Students	Total	Students	Total
Online	3,565	40.7%	3,126	48.3%
On-Campus	3,742	42.7%	2,387	36.8%
Hybrid	1,451	16.6%	966	14.9%

Total	8,758	100.0%	6,479	100.0%
FY 2010 Fourth Quarter Financial Results
•
NAUH’s revenue for the three months ended May 31, 2010 increased 38.8% to $25.5 million from $18.4 million for the same period last year. As a result of the increase in enrollment, the academic segment’s total revenue for the three months ended May 31, 2010 increased 39.0% to $25.0 million from $18.0 million for the three months ended May 31, 2009. This increase was attributable to enrollment growth, tuition increases, continued geographic and programmatic expansion, and additional students served through affiliated institutions.

•
Educational services expense, which specifically relates to the academic segment, for the three months ended May 31, 2010 was $8.9 million, or 35.6% of the academic segment’s total revenue, as compared to $8.0 million, or 44.7%, for the three months ended May 31, 2009. This percentage decrease was a result of continued economies of scale being realized through enrollment growth and efficiencies gained by students taking online courses.

•
As a result of the increased enrollment and operational efficiencies, NAUH’s income before non-controlling interest and taxes for the three months ended May 31, 2010 increased 87.9% to $3.3 million from $1.8 million for the same period last year, of which the academic segment increased 105.5% to $3.5 million, from $1.7 million for the three months ended May 31, 2009.

•
The Company’s earnings per share for the FY 2010 fourth quarter were impacted by a one-time special cash dividend paid after the completion of its follow-on public offering on June 1, 2010, to its Class A common stockholders and common stockholders of record on May 20, 2010. The aggregate amount of the special dividend paid was approximately $11.1 million, or $0.16 per share of common stock payable to holders of common stock and approximately $0.64 per share of common stock into which a share of Class A common stock was convertible payable to holders of Class A common stock. As a result of the subsequent offering and conversion of the Class A common stock, NAUH had 26.4 million shares of common stock outstanding at June 30, 2010.

•
National American University Holdings, Inc.’s EBITDA for the fourth quarter of 2010 was $4.0 million, compared to $2.5 million in the prior year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2010 Year End Financial Results
•
The total revenue for NAUH for the year ended May 31, 2010 was $89.8 million, an increase of 43.5%, as compared to total revenue of $62.6 million for the year ended May 31, 2009. The academic segment’s revenue for the year ended May 31, 2010 was $87.9 million, an increase of 44.4%, as compared to total revenue of $60.9 million for the year ended May 31, 2009. The increase was primarily due to the reasons stated above in the fourth quarter summary.

•
Educational services expense for the year ended May 31, 2010 was $20.4 million, or 23.2% of the academic segment’s total revenue, as compared to $17.4 million, or 28.6%, for the year ended May 31, 2009.

•
Income before non-controlling interest and taxes for the year ended May 31, 2010 for NAUH was $16.5 million, an increase of $11.6 million, as compared to $4.9 million for the prior year. The academic segment’s income before non-controlling interest and taxes for the year ended May 31, 2010, was $17.3 million, an increase of $11.8 million, as compared to $5.4 million for the year ended May 31, 2009.

•
Over the past year, the Company successfully completed a reverse merger and a secondary public offering. As a result of these two activities, the Company had a number of one-time non-recurring transactions totaling approximately $5.0 million, which were made to better position the Company going forward. The Company bought out two existing employment agreements with a cost of $2.7 million, accelerated the payment of advisory fees of $0.2 million, and recorded an initial expense of $2.1 million for stock grants issued to management following the merger.

•	The Company’s earnings per share for FY 2010 were impacted by the $11.1 million one-time special cash dividend stated above in the fourth quarter summary.

•	EBITDA for FY 2010 was $19.2 million, compared to $7.7 million in the prior year. A table reconciling EBITDA to net income can be found at the end of this release.
Balance Sheet Highlights and Dividend Information
As of May 31, 2010, the Company had cash and cash equivalents and investments of $19.8 million; working capital of $4.4 million; no long-term debt; and stockholders’ equity of $21.4 million; compared to cash and cash equivalents and investments of $7.9 million; a working capital deficit of $3.7 million; $8.7 million of long-term debt; and stockholders’ equity of $4.9 million at May 31, 2009.
The Company’s balance sheet at May 31, 2010 was affected by the payment of the one-time special cash dividend paid in June 2010, which was reported as a liability. The Company expects to remain a dividend paying company.
Outlook for 2010
Dr. Shape concluded, “We continue to execute on our strategic growth initiatives by developing our hybrid learning centers and diversified online curriculum and opening physical locations that can support our students. We believe that we have created a scalable and cost-efficient operating structure well equipped to capitalize on potential enrollments in new and existing markets, while maintaining our diligent approach to high-quality education opportunities for our students. We are very proud of how NAU has grown, and expect to continue this process throughout 2010. The successful completion of our recent secondary offering also positions our Company to take advantage of unique opportunities to grow through potential acquisitions.”

Conference Call Information
The Company will discuss these results in a conference call (with accompanying presentation) on Tuesday, August 17, 2010 at 11:00 AM ET. The dial in numbers are:
(866) 832-6356 (US)
(706) 758-7383 (International)
The call (with accompanying presentation) will also be simultaneously broadcast over the Internet via the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations, or by clicking on the conference call link:
http://investor.shareholder.com/media/eventdetail.cfm?eventid=84104&CompanyID=ABEA-44TXHV&e=1&mediaK ey=7557E8E8391D036DF775C3F9301178D6.
The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.
About National American University Holdings, Inc.
National American University Holdings, Inc., through its wholly owned subsidiary, owns National American University. Accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools, National American University has been providing quality career education since 1941. National American University opened its first campus in Rapid City, South Dakota, and the university has grown to multiple locations throughout the central United States. In 1998, National American University began offering online courses. Today these online academic degree and diploma programs are delivered through its hybrid learning centers, and provide students the flexibility and convenience to take classes fully online or at times and places of their choice to fit their busy lifestyles.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Form S-1 on file with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.
Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu
Investor Relations Counsel
The Equity Group Inc.
Adam Prior
212-836-9606
aprior@equityny.com
###

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEAR ENDED MAY 31, 2010 AND 2009
(In thousands except share and per share data)

	Three Month Period Ended		12 Month Period Ended
	May 31,		May 31,
	2010	2009	2010	2009
REVENUE:
Academic revenue	$23,397	$16,846	$82,418	$56,874
Auxiliary revenue	1,635	1,163	5,528	4,036
Rental income — apartments	215	208	918	890
Condominium sales	238	140	932	784

Total revenue	25,485	18,357	89,796	62,584

OPERATING EXPENSES:
Cost of educational services	8,911	8,046	20,419	17,398
Selling, general and administrative	12,395	7,847	49,886	37,626
Auxiliary expense	622	437	2,076	1,595
Cost of condominium sales	197	100	761	558
Loss on disposition of property	29	3	29	3

Total operating expenses	22,154	16,433	73,171	57,180

OPERATING INCOME	3,331	1,924	16,625	5,404

OTHER INCOME (EXPENSE):
Interest income	46	29	206	242
Interest expense	(85)	(199)	(525)	(834)
Other income — net	42	20	218	93

Total other expense	3	(150)	(101)	(499)

INCOME (LOSS) BEFORE INCOME TAXES	3,334	1,774	16,524	4,905

INCOME TAX (EXPENSE) BENEFIT	(1,244)	(679)	(6,485)	(1,797)

NET INCOME (LOSS)	2,090	1,095	10,039	3,108

NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(10)	5	(4)	13

NET INCOME (LOSS) ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	2,100	1,116	10,035	3,121

OTHER COMPREHENSIVE INCOME (LOSS) — Unrealized gains (losses) on investments	(1)	(109)	(13)	81

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$2,101	$1,007	$10,022	$3,202

FOR THE THREE MONTHS AND YEAR ENDED MAY 31, 2010 and 2009
(In thousands except share and per share data)

	Three Month Period Ended		12-Month Period Ended
	May 31,		May 31,
	2010	2009	2010	2009

Basic EPS
Class A
Distributed earnings	$101.28	$2.00	$135.89	$2.00
Undistributed earnings	(65.32)	9.16	(40.64)	29.21

Total	$35.96	$11.16	$95.25	$31.21

Common
Distributed earnings	$0.16	$—	$0.22	$—
Undistributed earnings	(0.42)	—	(0.26)	—

Total	$(0.26)	$—	$(0.04)	$—

Diluted EPS
Class A
Distributed earnings	$101.28	$2.00	$135.89	$2.00
Undistributed earnings	(65.32)	9.16	(40.64)	29.21

Total	$35.96	$11.16	$95.25	$31.21

Common
Distributed earnings	$0.16	$—	$0.22	$—
Undistributed earnings	(0.42)	—	(0.26)	—

Total	$(0.26)	$—	$(0.04)	$—

Weighted Average Shares outstanding
Basic EPS
Class A	100,000	100,000	100,000	100,000
Common	5,962,653	n/a	3,103,847	n/a

Diluted EPS
Class A	100,000	100,000	100,000	100,000
Common	7,212,013	n/a	3,755,821	n/a

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MAY 31, 2010 AND 2009
(In thousands except share and per share data)

	2010	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,695	$3,508
Short term investments	11,109	4,417
Student receivables — net of allowance of $203 and $115 at May 31, 2010 and 2009, respectively	1,823	1,207
Other receivables	952	203
Bookstore inventory	920	604
Deferred income taxes	1,574	1,090
Prepaid and other current assets	1,759	410

Total current assets	26,832	11,439

Total Property and Equipment — Net	15,881	12,152

OTHER ASSETS:
Condominium inventories	3,046	3,802
Land held for future development	312	312
Course development — net of accumulated amortization of $1,149 and $804 at May 31, 2010 and 2009, respectively	768	767

Other	447	393

	4,573	5,274

TOTAL	$47,286	$28,865

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Long-term debt — current portion	$0	$2,147
Line of credit — real estate	0	3,305
Accounts payable	4,315	3,564
Dividends payable	11,116	0
Student accounts payable	322	314
Deferred income	305	367
Income tax payable	231	551
Accrued and other liabilities	6,109	4,900

Total current liabilities	22,398	15,148

LONG-TERM DEBT — Net of current portion	0	6,507

DEFERRED INCOME TAXES	1,151	1,503

OTHER LONG-TERM LIABILITIES	2,380	815

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock (50,000,000 authorized, 21,819,653 issued and outstanding as of May 31, 2010, 0 issued and outstanding as of May 31, 2009; $0.0001 par value per share)	2	0
Additional paid-in capital	19,165	385
Retained earnings	2,389	7,251
Accumulated other comprehensive income	96	109

	21,652	7,745
Less treasury stock at cost	0	(1,869)

Total National American University Holdings, Inc. stockholders’ equity	21,652	5,876
Non-controlling interest	(295)	(984)

Total equity	21,357	4,892

TOTAL	$47,286	$28,865

The following table provides a reconciliation of net income attributable to the Company to EBITDA:

			12 Months
	3 Months Ended May 31,		Ended May 31,
	2010	2009	2010	2009
	(dollars in thousands)
Net Income attributable to the Company	$2,100	$1,116	$10,035	$3,121
(Income) Loss attributable to non-controlling interest	(10)	(21)	4	(13)
Interest Income	(46)	(29)	(206)	(242)
Interest Expense	85	199	525	834
Income Taxes	1,244	679	6,485	1,797
Depreciation and Amortization	635	541	2,320	2,165

EBITDA	$4,008	$2,485	$19,163	$7,662
Consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense, plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, its presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.
The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.